                          CONSENT OF INDEPENDENT AUDITORS

     We hereby consent to the use of our report dated March 26, 1999, on the financial statements of the InformationTech100-Registered Trademark- Fund series of Advisors Series Trust referred to therein, in Post-Effective Amendment No. 20 to the Registration Statement on Form N-1A, File No. 33-69460, of Berger Investment Portfolio Trust as filed with the Securities and Exchange Commission.

     We also consent to the reference to our Firm in the Prospectuses contained therein under the caption "Financial Highlights of the Fund" and in the Statements of Additional Information contained therein under the caption "Financial Information."




McGLADREY & PULLEN, LLP
April 14, 1999